Exhibit 99.1

News Release For more information, please contact: MEDIA: Mike Cummins 312-549-5257 Michael.Cummins@conagra.com INVESTORS: Brian Kearney 312-549-5002 IR@conagra.com FOR IMMEDIATE RELEASE

CONAGRA BRANDS REPORTS STRONG FOURTH QUARTER AND FULL-YEAR RESULTS

CHICAGO, June 30, 2020 — Today Conagra Brands, Inc. (NYSE: CAG) reported results for the fourth quarter and full fiscal year 2020, which ended on May 31, 2020. All comparisons are against the prior-year fiscal period, unless otherwise noted. Certain terms used in this release, including “Organic net sales,” “EBITDA,” “Free cash flow,” “Legacy Conagra,” and certain “adjusted” results, are defined under the section entitled “Definitions.” See page 6 for more information.

Highlights

•

Fourth quarter net sales increased 25.8%; organic net sales increased 21.5%, with double-digit growth in each of the Company’s three retail segments; this growth was supported by strong e-commerce growth, significant consumer trial and solid repeat sales, and the initial launches of its fiscal 2021 innovation slate.

•	Fiscal 2020 net sales increased 15.9%, and organic net sales increased 5.6%.

•	Diluted earnings per share from continuing operations (EPS) for the fourth quarter grew 57.7% to $0.41, and adjusted EPS more than doubled to $0.75.

•	EPS for fiscal 2020 grew 12.4% to $1.72, and adjusted EPS grew 13.4% to $2.28.

•

The Company exceeded its free cash flow guidance and reduced its leverage ratio to 4.0x as of the end of the fiscal year; the Company continued progressing against its deleveraging commitments in the fourth quarter by reducing total debt by $271 million and net debt by $725 million.

•

The Company is providing guidance for first quarter fiscal 2021 of organic net sales growth in the range of 10% to 13%, adjusted operating margin in the range of 17.0% to 17.5%, and adjusted EPS in the range of $0.54 to $0.59.

•	The Company remains on-track to deliver its fiscal 2022 algorithm and remains committed to achieving its leverage target of 3.5x to 3.6x by the end of fiscal 2021.

CEO Perspective

Sean Connolly, president and chief executive officer of Conagra Brands, commented, “I am very pleased with how our Company has responded to the COVID-19 pandemic. The team’s dedication to supporting our customers, consumers, employees, and communities during the fourth quarter is a true reflection of the Conagra Way in action. We have effectively responded to elevated demand, continued to make good progress on improving the overall business, kept our synergy capture on-track, and begun to launch our fiscal 2021 innovation slate. Not only did we invest to support demand during the quarter, we did it while significantly reducing our leverage.”

He continued, “Our business clearly benefited from increased at-home eating in the fourth quarter, as the elevated retail demand outweighed the reduced foodservice demand. In retail, many consumers tried our modernized products for the first time and then returned for more. While we are optimistic about the long-term implications of recent consumer behavior shifts, given COVID-19 uncertainties, we are only providing guidance for the first quarter of fiscal 2021. We intend to provide an update on our fiscal 2021 outlook next quarter.”

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Total Company Fourth Quarter Results

In the quarter, net sales increased 25.8% to $3.3 billion. The growth in reported net sales primarily reflects:

•

a 3.1% net decrease from the divestitures of the Direct Store Delivery (DSD) snacks business, the Gelit business, the Lender’s Bagel business, and the Wesson oil business, and the exit of the private label peanut butter business (collectively, the “Sold Businesses”);

•	a 0.7% net decrease due to foreign exchange;

•	an 8.1% net increase due to the impact of the 53rd week; and

•	a 21.5% net increase in organic net sales.

The 21.5% increase in organic net sales was driven by a 21.0% increase in volume and a favorable price/mix impact of 0.5%. The significant volume increase was primarily driven by consumers increasing their at-home food consumption as a result of the COVID-19 pandemic, which benefitted the Company’s retail businesses and negatively impacted the Foodservice segment. Price/mix was also favorable as both pricing and sales mix were favorable compared to the prior-year period.

Gross profit increased 30.3% to $923 million in the quarter, and adjusted gross profit increased 31.1% to $929 million. The increases were primarily driven by the increased sales volume. Additionally, supply chain realized productivity, the impact of the 53rd week, favorable price/mix, and cost synergies associated with the Pinnacle Foods acquisition were partially offset by higher input costs as well as pandemic-related costs. Pandemic-related costs included investments in employee safety protocols, bonuses paid to supply chain employees, and costs necessary to meet elevated levels of demand. Gross margin increased 97 basis points to 28.1% in the quarter, and adjusted gross margin increased 113 basis points to 28.3%, as margin improvements in the Grocery & Snacks and Refrigerated & Frozen segments were partially offset by a margin decline the Foodservice segment.

Selling, general, and administrative expenses (SG&A), which include advertising and promotional expense (A&P), increased 34.8% to $532 million in the quarter. Adjusted SG&A, which excludes A&P, increased 5.7% to $308 million, primarily as a result of incremental incentive compensation versus the fourth quarter of the prior year, and the impact of the 53rd week. These increased expenses were partially offset by cost synergies associated with the Pinnacle Foods acquisition as well as temporarily reduced spending as employees worked from home and business travel was eliminated. A&P for the quarter decreased 20.0% to $59 million as the Company chose to reduce demand-driving A&P investments due to the already-elevated retail demand.

Net interest expense was $125 million in the quarter. Compared to the prior-year period, net interest expense decreased $6 million, driven by lower levels of debt outstanding.

The Company’s 489 million average diluted shares outstanding was an increase of approximately 2 million shares versus the prior-year period.

In the quarter, net income attributable to Conagra Brands increased 59.2% to $201 million, or $0.41 per diluted share. Adjusted net income attributable to Conagra Brands increased 110.6% to $368 million, or $0.75 per diluted share, in the quarter. The increases in net income attributable to Conagra Brands and adjusted net income were driven primarily by the increase in sales volume and associated profit. Net income attributable to Conagra Brands was also impacted by $112 million of post-tax expense related to intangible impairment charges related to several retail brands. The increase in adjusted EPS in the quarter was primarily driven by the increase in adjusted net income, slightly offset by higher average diluted shares outstanding.

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Adjusted EBITDA, which includes equity method investment earnings and pension and postretirement non-service income, increased 50.5% to $690 million in the quarter.

Total Company Fiscal 2020 Results

For the full fiscal year, net sales increased 15.9% to $11.1 billion. Reported net sales growth reflects:

•	an 8.3% net increase from the acquisition of Pinnacle Foods and the divestitures and exit of the Sold Businesses;

•	a 0.2% net decrease due to foreign exchange;

•	a 2.2% net increase due to the impact of the 53rd week; and

•	a 5.6% net increase in organic net sales.

For the full fiscal year, gross profit increased 15.7% to $3.07 billion. Adjusted gross profit increased 14.3% to $3.11 billion primarily driven by the inclusion of Pinnacle’s gross profit, organic net sales growth, supply chain realized productivity, cost synergies associated with the Pinnacle Foods acquisition, and the inclusion of the 53rd week. These benefits were partially offset by higher input costs, a reduction in profit associated with the Sold Businesses, pandemic-related costs, and the impact of foreign exchange.

For the full fiscal year, EPS increased 12.4% to $1.72, and adjusted EPS grew 13.4% to $2.28. An increase in adjusted operating profit in Legacy Conagra, the inclusion of Pinnacle’s operating profit, and cost synergies associated with the Pinnacle Foods acquisition more than offset the impacts of higher interest expense, an increase in the number of shares outstanding, and the impact of the Sold Businesses.

For the full fiscal year, the Company generated $1.84 billion in net cash flows from operating activities (continuing operations) and $1.47 billion of free cash flow, both of which were above expectations. The Company benefitted from a $162 million increase in net income, a $234 million increase in accounts payable primarily related to inventory purchases in the fourth quarter, a $164 million reduction in inventories primarily associated with pandemic-related demand in the fourth quarter, and the delay of $47 million of certain federal cash tax payments related to the payment deadline being extended into the first quarter of fiscal 2021.

Grocery & Snacks Segment Fourth Quarter Results

Net sales for the Grocery & Snacks segment increased 44.1% to $1.5 billion in the quarter reflecting:

•	a 5.3% decrease from the impact of the Sold Businesses;

•	a 9.0% increase due to the impact of the 53rd week; and

•	a 40.4% increase in organic net sales.

On an organic net sales basis, volume increased 38.0% and price/mix increased 2.4%. Volume increased across multiple categories as consumers increased their at-home food consumption in connection with the pandemic. The favorable price/mix was primarily attributable to favorable mix. Several grocery and snack brands experienced significant double-digit organic sales growth rate in the quarter, including Chef Boyardee, Hunt’s, Libby’s, Armour, Duncan Hines, Orville Redenbacher’s, Snack Pack, and Slim Jim.

Operating profit for the segment increased 115.4% to $300 million in the quarter. Adjusted operating profit increased 91.2% to $353 million, primarily driven by organic net sales growth, the impact of the 53rd week, cost synergies associated with the Pinnacle Foods acquisition, and supply chain realized productivity. These benefits were partially offset by input cost inflation, and the lost profit from the Sold Businesses.

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Refrigerated & Frozen Segment Fourth Quarter Results

Net sales for the Refrigerated & Frozen segment increased 23.3% to $1.4 billion in the quarter reflecting:

•	a 2.6% decrease from the impact of the Sold Businesses;

•	an 8.3% increase due to the impact of the 53rd week; and

•	a 17.6% increase in organic net sales.

On an organic net sales basis, volume increased 17.8% and price/mix decreased 0.2%. Volume increased across multiple categories as consumers increased their at-home food consumption in connection with the pandemic. As a result, many brands, including Birds Eye, Marie Callender’s, Banquet, Healthy Choice, P.F. Chang’s Home Menu, Odom’s Tennessee Pride, and Reddi-wip experienced considerable organic volume and net sales growth in the quarter. The slight price/mix decline was primarily attributable to unfavorable sales mix.

Operating profit for the segment decreased 17.2% to $169 million in the quarter. Adjusted operating profit increased 45.7% to $267 million as the benefits of higher organic net sales, the impact of the 53rd week, supply chain realized productivity, and cost synergies associated with the Pinnacle Foods acquisition more than offset higher input costs and lost profit from the Sold Businesses.

International Segment Fourth Quarter Results

Net sales for the International segment increased 18.6% to $266 million in the quarter reflecting:

•	a 7.2% increase due to the impact of the 53rd week;

•	an 8.4% decrease from the unfavorable impact of foreign exchange; and

•	a 19.8% increase in organic net sales.

On an organic net sales basis, volume increased 18.0% and price/mix increased 1.8%. During the quarter, the segment benefited from elevated demand related to the impacts of the pandemic. The Company’s Canadian, Mexican, and export businesses saw significant volume increases, which were partially offset by lower volumes in India due to the country-wide closure of manufacturing plants and stores during the quarter. The increase in price/mix was primarily attributable to favorable mix.

Operating profit for the segment increased 168.5% to $27 million in the quarter. Adjusted operating profit increased 47.2% to $36 million as the increase in organic net sales, the impact of the 53rd week, supply chain realized productivity, and cost synergies associated with the Pinnacle Foods acquisition were partially offset by higher input costs and the impact of foreign exchange.

Foodservice Segment Fourth Quarter Results

Net sales for the Foodservice segment decreased 27.9% to $193 million in the quarter reflecting:

•	a 1.3% decrease from the impact of the Sold Businesses;

•	a 4.9% increase due to the impact of the 53rd week; and

•	a 31.5% decrease in organic net sales.

On an organic net sales basis, volume decreased 34.2% primarily driven by lower restaurant traffic as a result of the pandemic. Price/mix was favorable 2.7% in the quarter primarily driven by increased pricing to offset higher input costs.

Operating profit for the segment decreased 97.1% to $1 million in the quarter, as lower organic net sales, higher inventory write-offs, and higher input costs more than offset the impacts of supply chain realized productivity, cost synergies associated with the Pinnacle Foods acquisition, and the 53rd week.

CONAGRA BRANDS

Other Fourth Quarter Items

Corporate expenses increased 40.8% to $106 million and adjusted corporate expenses increased 12.6% to $94 million in the quarter, driven primarily by incremental incentive compensation and the impact of the 53rd week.

Pension and post-retirement non-service expense was $27 million in the quarter compared to $5 million of income in the prior-year period. The Company expenses actuarial gains and losses in excess of the 10% corridor annually at the pension measurement date. This practice resulted in a $45 million non-cash year-end pension expense for fiscal 2020, driven by a reduction of the discount rate used to remeasure the pension obligations to present value and a reduction in asset values for certain plan assets. Adjusted pension and post-retirement non-service income increased $8 million to $18 million.

In the quarter, equity method investment earnings more than doubled to $23 million on a reported and adjusted basis. The increase was primarily related to increased retail demand more than offsetting reduced foodservice demand in the Ardent Mills joint venture.

In the quarter, the effective tax rate was 22.9%, and the adjusted effective tax rate was 23.0%.

In the quarter, the Company paid a dividend of $0.2125 per share.

The Company remains on-schedule with its de-leveraging targets and remains committed to a solid investment grade credit rating. Since the closing of the Pinnacle acquisition through the end of the fourth quarter, Conagra Brands has reduced total gross debt by more than $1.8 billion, resulting in a net debt to last twelve month adjusted EBITDA ratio (Leverage Ratio) of 4.0x at of the end of fiscal 2020.

Outlook

The impact that the COVID-19 pandemic will have on the Company’s fiscal 2021 consolidated results remains uncertain. The Company does expect retail and foodservice demand levels to trend toward historical norms as the fiscal year progresses. However, the degree and timing of changes in retail and foodservice demand levels are difficult to predict with enough certainty to provide a full-year outlook at this time.

To-date in the first quarter, the Company has continued to see a significant increase in demand in its retail business. The Company has also continued to see reduced demand for its foodservice products when compared to pre-COVID-19 pandemic demand levels. COVID-19 related costs have also continued to impact the business. Based on these factors, the Company is providing first quarter fiscal 2021 guidance of:

•	Organic net sales growth of 10% to 13%

•	Adjusted operating margin of 17.0% to 17.5%

•	Adjusted EPS of $0.54 to $0.59

The Company’s first quarter guidance continues to assume that the end-to-end supply chain operates effectively during this period of heightened demand.

The Company remains confident in its ability to achieve its leverage ratio target of 3.5x to 3.6x by the end of fiscal 2021.

Additionally, the Company is reaffirming its fiscal 2022 algorithm of:

•	Organic net sales growth (3-year CAGR ending fiscal 2022) of 1% to 2%

•	Adjusted operating margin of 18% to 19%

•	Adjusted EPS of $2.66 to $2.76

•	Free cash flow conversion (percentage of adjusted net income 3-year average) of 95%+

The inability to predict the amount and timing of the impacts of foreign exchange, acquisitions, divestitures, and other items impacting comparability makes a detailed reconciliation of forward-looking non-GAAP financial measures impracticable. Please see the end of this release for more information.

Items Affecting Comparability of EPS

The following are included in the $0.41 diluted EPS from continuing operations for the fourth quarter of fiscal 2020 (EPS amounts rounded and after tax). Please see the reconciliation schedules at the end of this release for additional details.

•	Approximately $0.03 per diluted share of net expense related to restructuring plans

•	Approximately $0.01 per diluted share of net benefit related to corporate hedging derivative gains

•	Approximately $0.07 per diluted share of net expense related to a pension valuation adjustment
o

The Company expenses actuarial gains and losses in excess of the 10% corridor annually at the pension measurement date. This resulted in a large non-cash year-end pension expense for fiscal 2020, driven by a reduction of the discount rate used to remeasure the pension obligations to present value and a reduction in asset values for certain plan assets.

•	Approximately $0.23 per diluted share of net expense related to intangible impairment charges primarily related to the Frontera, Gardein, Glutino, Hungry Man, and Udi’s brands

•	Approximately $0.01 per diluted share of net expense related to legal matters

•	Approximately $0.01 per diluted share of net expense due to rounding

The following are included in the $0.26 diluted EPS from continuing operations for the fourth quarter of fiscal 2019 (EPS amounts rounded and after tax). Please see the reconciliation schedules at the end of this release for additional details.

•	Approximately $0.05 per diluted share of net expense related to restructuring plans

•	Approximately $0.14 per diluted share of net expense related to intangible impairment charges primarily related to the Chef Boyardee brand

•	Approximately $0.06 per diluted share of net benefit related to legal matters

•	Approximately $0.01 per diluted share of net expense related to the fair value adjustment of cash settleable equity awards issued in connection with the Pinnacle acquisition

•	Approximately $0.05 per diluted share of net gain related to the gain on divested businesses

•	Approximately $0.01 per diluted share of net expense related to a pension valuation adjustment

•	Approximately $0.02 per diluted share of net benefit from tax items primarily related to the capital loss valuation allowance adjustment

•	Approximately $0.02 per diluted share of net expense from tax items primarily related to legal entity restructuring and other unusual tax items

Definitions

Organic net sales excludes, from reported net sales, the impacts of foreign exchange, divested businesses and acquisitions, including the Pinnacle acquisition (until the anniversary date of the acquisitions), as well as the impact of any 53rd week. All references to changes in volume and price/mix throughout this release are on an organic net sales basis.

References to adjusted items throughout this release refer to measures computed in accordance with GAAP less the impact of items impacting comparability. Items impacting comparability are income or expenses (and related tax impacts) that management believes have had, or are likely to have, a significant impact on the earnings of the applicable business segment or on the total corporation for the period in which the item is recognized, and are not indicative of the Company’s core operating results. These items thus affect the comparability of underlying results from period to period.

CONAGRA BRANDS

References to earnings before interest, taxes, depreciation, and amortization (EBITDA) refer to net income attributable to Conagra Brands before the impacts of discontinued operations, income tax expense (benefit), interest expense, depreciation, and amortization. References to adjusted EBITDA refer to EBITDA before the impacts of items impacting comparability.

Free cash flow is defined as net cash flow from operating activities from continuing operations less additions to property, plant, and equipment.

References to Legacy Conagra exclude any income or expenses associated with the recently acquired Pinnacle business.

Discussion of Results

Conagra Brands will host a webcast and conference call at 9:30 a.m. Eastern time today to discuss the results. The live audio webcast and presentation slides will be available on www.conagrabrands.com/investor-relations under Events & Presentations. The conference call may be accessed by dialing 1-877-883-0383 for participants in the U.S. and 1-412-902-6506 for all other participants and using passcode 3825326. Please dial in 10 to 15 minutes prior to the call start time. Following the Company’s remarks, the conference call will include a question-and-answer session with the investment community.

A replay of the webcast will be available on www.conagrabrands.com/investor-relations under Events & Presentations until June 30, 2021.

About Conagra Brands

Conagra Brands, Inc. (NYSE: CAG), headquartered in Chicago, is one of North America’s leading branded food companies. Guided by an entrepreneurial spirit, Conagra Brands combines a rich heritage of making great food with a sharpened focus on innovation. The company’s portfolio is evolving to satisfy people’s changing food preferences. Conagra’s iconic brands, such as Birds Eye®, Marie Callender’s®, Banquet®, Healthy Choice®, Slim Jim®, Reddi-wip®, and Vlasic®, as well as emerging brands, including Angie’s® BOOMCHICKAPOP®, Duke’s®, Earth Balance®, Gardein®, and Frontera®, offer choices for every occasion. For more information, visit www.conagrabrands.com.

Note on Forward-looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Readers of this document should understand that these statements are not guarantees of performance or results. Many factors could affect our actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this document. These risks, uncertainties, and factors include, among other things: the risk that the cost savings and any other synergies from the acquisition of Pinnacle Foods Inc. (the “Pinnacle acquisition”) may not be fully realized or may take longer to realize than expected; the risk that the Pinnacle acquisition may not be accretive within the expected timeframe or to the extent anticipated; the risks that the Pinnacle acquisition and related integration will create disruption to the Company and its management and impede the achievement of business plans; the risk that the Pinnacle acquisition will negatively impact the ability to retain and hire key personnel and maintain relationships with customers, suppliers, and other third parties; risks related to our ability to successfully address Pinnacle’s business challenges; risks related to our ability to achieve the intended benefits of other recent acquisitions and divestitures; risks associated with general economic and industry conditions; risks associated with our ability to successfully execute our long-term value creation strategies, including those in place for specific brands at Pinnacle before the Pinnacle acquisition; risks related to our ability to deleverage on currently anticipated timelines, and to continue to access capital on acceptable terms or at all; risks related to our ability to execute operating and restructuring plans and achieve targeted operating efficiencies from

CONAGRA BRANDS

cost-saving initiatives, related to the Pinnacle acquisition and otherwise, and to benefit from trade optimization programs, related to the Pinnacle acquisition and otherwise; risks related to the effectiveness of our hedging activities and ability to respond to volatility in commodities; risks related to the Company’s competitive environment and related market conditions; risks related to our ability to respond to changing consumer preferences and the success of its innovation and marketing investments; risks related to the ultimate impact of any product recalls and litigation, including litigation related to the lead paint and pigment matters, as well as any securities litigation, including securities class action lawsuits; risk associated with actions of governments and regulatory bodies that affect our businesses, including the ultimate impact of new or revised regulations or interpretations; risks related to the impact of the recent coronavirus (COVID-19) outbreak on our business, suppliers, consumers, customers and employees; risks related to the availability and prices of raw materials, including any negative effects caused by inflation, weather conditions or health pandemics; disruptions or inefficiencies in our supply chain and/or operations, including from the recent COVID-19 outbreak; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges, related to the Pinnacle acquisition or otherwise; the costs, disruption, and diversion of management’s attention due to the integration of the Pinnacle acquisition; and other risks described in our reports filed from time to time with the Securities and Exchange Commission (the “SEC”). We caution readers not to place undue reliance on any forward-looking statements included in this report, which speak only as of the date of this report. We undertake no responsibility to update these statements, except as required by law.

Note on Non-GAAP Financial Measures

This document includes certain non-GAAP financial measures, including adjusted EPS, organic net sales, adjusted gross profit, adjusted operating profit, adjusted SG&A, adjusted corporate expenses, adjusted gross margin, adjusted operating margin, adjusted effective tax rate, adjusted net income, adjusted pension and post-retirement non-service income, adjusted net interest expense, free cash flow, net debt, adjusted equity method investment earnings, and adjusted EBITDA. Management considers GAAP financial measures as well as such non-GAAP financial information in its evaluation of the Company’s financial statements and believes these non-GAAP measures provide useful supplemental information to assess the Company’s operating performance and financial position. These measures should be viewed in addition to, and not in lieu of, the Company’s diluted earnings per share, operating performance and financial measures as calculated in accordance with GAAP.

Certain of these non-GAAP measures, such as organic net sales, adjusted operating margin, adjusted effective tax rate, adjusted net interest expense, adjusted EPS, net debt, and free cash flow, are forward-looking. Historically, the Company has excluded the impact of certain items impacting comparability, such as, but not limited to, restructuring expenses, the impact of the extinguishment of debt, the impact of foreign exchange, the impact of acquisitions and divestitures, hedging gains and losses, impairment charges, the impact of legacy legal contingencies, and the impact of unusual tax items, from the non-GAAP financial measures it presents. Reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items impacting comparability and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Hedge gains and losses are generally aggregated, and net amounts are reclassified from unallocated corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold. The Company identifies these amounts as items that impact comparability within the discussion of unallocated Corporate results.

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Conagra Brands, Inc.

Consolidated Statements of Earnings

(in millions)

(unaudited)

	FOURTH QUARTER
	Fourteen weeks ended	Thirteen weeks ended
	May 31, 2020	May 26, 2019	Percent Change
Net sales	$3,287.9	$2,613.2	25.8%
Costs and expenses:
Cost of goods sold	2,365.1	1,905.2	24.1%
Selling, general and administrative expenses	532.0	394.7	34.8%
Pension and postretirement non-service expense (income)	27.3	(5.4)	N/A
Interest expense, net	125.3	130.9	(4.3)%

Income before income taxes and equity method investment earnings	238.2	187.8	26.8%
Income tax expense	59.8	71.8	(16.7)%
Equity method investment earnings	22.9	9.2	148.8%

Net income	$201.3	$125.2	60.8%

Less: Net loss attributable to noncontrolling interests	(0.1)	(1.3)	(88.6)%

Net income attributable to Conagra Brands, Inc.	$201.4	$126.5	59.2%

Earnings per share - basic
Net income attributable to Conagra Brands, Inc.	$0.41	$0.26	57.7%

Weighted average shares outstanding	487.6	486.4	0.3%

Earnings per share - diluted
Net income attributable to Conagra Brands, Inc.	$0.41	$0.26	57.7%

Weighted average share and share equivalents outstanding	489.2	487.4	0.4%

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Conagra Brands, Inc.

Consolidated Statements of Earnings

(in millions)

(unaudited)

	FOURTH QUARTER YEAR TO DATE
	Fifty-three weeks ended	Fifty-two weeks ended
	May 31, 2020	May 26, 2019	Percent Change
Net sales	$11,054.4	$9,538.4	15.9%
Costs and expenses:
Cost of goods sold	7,984.8	6,885.4	16.0%
Selling, general and administrative expenses	1,622.5	1,473.4	10.1%
Pension and postretirement non-service income	(9.9)	(35.1)	(71.9)%
Interest expense, net	487.1	391.4	24.5%

Income from continuing operations before income taxes and equity method investment earnings	969.9	823.3	17.8%
Income tax expense	201.3	218.8	(8.0)%
Equity method investment earnings	73.2	75.8	(3.4)%

Income from continuing operations	841.8	680.3	23.8%
Loss from discontinued operations, net of tax	—	(1.9)	100.0%

Net income	$841.8	$678.4	24.1%

Less: Net income attributable to noncontrolling interests	1.7	0.1	2155.3%

Net income attributable to Conagra Brands, Inc.	$840.1	$678.3	23.8%

Earnings per share - basic
Income from continuing operations	$1.72	$1.53	12.4%
Income from discontinued operations	—	—	0.0%

Net income attributable to Conagra Brands, Inc.	$1.72	$1.53	12.4%

Weighted average shares outstanding	487.3	444.0	9.8%

Earnings per share - diluted
Income from continuing operations	$1.72	$1.53	12.4%
Loss from discontinued operations	—	(0.01)	100.0%

Net income attributable to Conagra Brands, Inc.	$1.72	$1.52	13.2%

Weighted average share and share equivalents outstanding	488.6	445.6	9.6%

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Conagra Brands, Inc.

Consolidated Balance Sheets

(in millions)

(unaudited)

	May 31, 2020	May 26, 2019
ASSETS
Current assets
Cash and cash equivalents	$553.3	$236.6
Receivables, less allowance for doubtful accounts of $2.6 and $2.2	860.8	818.2
Inventories	1,377.9	1,548.9
Prepaid expenses and other current assets	93.9	93.4
Current assets held for sale	—	36.7

Total current assets	2,885.9	2,733.8
Property, plant and equipment, net	2,389.6	2,327.4
Goodwill	11,436.3	11,435.4
Brands, trademarks and other intangibles, net	4,315.7	4,539.3
Other assets	1,273.4	915.5
Noncurrent assets held for sale	3.1	262.4

	$22,304.0	$22,213.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable	$1.1	$1.0
Current installments of long-term debt	845.5	20.6
Accounts payable	1,525.6	1,252.1
Accrued payroll	189.4	173.2
Other accrued liabilities	725.8	690.6
Current liabilities held for sale	—	5.1

Total current liabilities	3,287.4	2,142.6
Senior long-term debt, excluding current installments	8,900.8	10,459.8
Subordinated debt	—	195.9
Other noncurrent liabilities	2,165.1	1,951.8
Total stockholders’ equity	7,950.7	7,463.7

	$22,304.0	$22,213.8

CONAGRA BRANDS

Conagra Brands, Inc.

Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	For the Fiscal Years Ended May
	2020	2019
Cash flows from operating activities:
Net income	$841.8	$678.4
Loss from discontinued operations	—	(1.9)

Income from continuing operations	841.8	680.3
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation and amortization	388.9	333.0
Asset impairment charges	259.9	93.8
Loss (gain) on divestitures	2.2	(69.4)
Loss on extinguishment of debt	1.0	5.5
Significant litigation accruals	—	(39.3)
Proceeds from the settlement of interest rate swaps	—	47.5
Novation of a legacy guarantee	—	(27.3)
Earnings of affiliates in excess of distributions	(21.8)	(20.8)
Stock-settled share-based payments expense	59.2	33.7
Contributions to pension plans	(17.5)	(14.7)
Pension expense (benefit)	5.9	(22.7)
Other items	10.3	12.3
Change in operating assets and liabilities excluding effects of business acquisitions and dispositions:
Receivables	(43.8)	(69.1)
Inventories	163.5	78.0
Deferred income taxes and income taxes payable, net	23.1	83.7
Prepaid expenses and other current assets	(13.6)	(19.1)
Accounts payable	234.4	38.2
Accrued payroll	15.9	0.1
Other accrued liabilities	(66.8)	(9.4)

Net cash flows from operating activities - continuing operations	1,842.6	1,114.3
Net cash flows from operating activities - discontinued operations	—	11.2

Net cash flows from operating activities	1,842.6	1,125.5

Cash flows from investing activities:
Additions to property, plant and equipment	(369.5)	(353.1)
Sale of property, plant and equipment	14.0	22.5
Purchase of business, net of cash acquired	—	(5,119.2)
Proceeds from divestitures, net of cash divested	194.6	281.5
Purchase of marketable securities	(46.8)	(61.0)
Sales of marketable securities	53.8	52.2
Other items	0.1	11.1

Net cash flows from investing activities	(153.8)	(5,166.0)

Cash flows from financing activities:
Net short-term borrowings (repayments)	0.1	(277.3)
Issuance of long-term debt	—	8,310.5
Repayment of long-term debt	(947.5)	(3,972.7)
Debt issuance costs and bridge financing fees	—	(95.2)
Payment of intangible asset financing arrangement	(13.6)	(14.0)
Issuance of Conagra Brands, Inc. common shares, net	—	555.7
Cash dividends paid	(413.6)	(356.2)
Exercise of stock options and issuance of other stock awards, including tax withholdings	4.8	(1.6)
Other items	(0.6)	0.6

Net cash flows from financing activities	(1,370.4)	4,149.8

Effect of exchange rate changes on cash and cash equivalents and restricted cash	(1.7)	(0.7)
Net change in cash and cash equivalents and restricted cash	316.7	108.6
Cash and cash equivalents and restricted cash at beginning of year	237.6	129.0

Cash and cash equivalents and restricted cash at end of year	$554.3	$237.6

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q4 FY20	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$1,474.1	$1,355.4	$265.7	$192.7	$3,287.9
Impact of foreign exchange	—	—	18.8	—	18.8
Impact of 53rd week [2]	(91.6)	(91.0)	(16.1)	(13.1)	(211.8)
Net sales from divested businesses [1]	(0.3)	—	—	—	(0.3)

Organic Net Sales	$1,382.2	$1,264.4	$268.4	$179.6	$3,094.6

Year-over-year change - Net Sales	44.1%	23.3%	18.6%	(27.9)%	25.8%
Impact of foreign exchange (pp)	—	—	8.4	—	0.7
Impact of 53rd week (pp)	(9.0)	(8.3)	(7.2)	(4.9)	(8.1)
Net sales from divested businesses (pp) [3]	5.3	2.6	—	1.3	3.1

Organic Net Sales	40.4%	17.6%	19.8%	(31.5)%	21.5%

Volume (Organic)	38.0%	17.8%	18.0%	(34.2)%	21.0%
Price/Mix	2.4%	(0.2)%	1.8%	2.7%	0.5%

Q4 FY19	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$1,022.6	$1,099.2	$224.0	$267.4	$2,613.2
Net sales from divested businesses [1]	(37.9)	(23.4)	—	(5.1)	(66.4)

Organic Net Sales	$984.7	$1,075.8	$224.0	$262.3	$2,546.8

FY20	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$4,617.1	$4,559.6	$925.3	$952.4	$11,054.4
Impact of foreign exchange	—	—	18.2	—	18.2
Impact of 53rd week [2]	(91.6)	(91.0)	(16.1)	(13.1)	(211.8)
Net sales from acquired businesses	(406.3)	(567.6)	(46.0)	(57.7)	(1,077.6)
Net sales from divested businesses [1]	(69.2)	(23.2)	—	(11.2)	(103.6)

Organic Net Sales	$4,050.0	$3,877.8	$881.4	$870.4	$9,679.6

Year-over-year change - Net Sales	17.7%	22.1%	7.0%	(6.2)%	15.9%
Impact of foreign exchange (pp)	—	—	2.1	—	0.2
Impact of 53rd week (pp)	(2.3)	(2.4)	(1.9)	(1.3)	(2.2)
Net sales from acquired businesses (pp) [3]	(9.9)	(15.1)	(5.1)	(6.1)	(11.1)
Net sales from divested businesses (pp)	3.7	1.5	2.4	3.7	2.8
Net sales from sold Trenton plant (pp)	—	—	—	0.2	—

Organic Net Sales	9.2%	6.1%	4.5%	(9.7)%	5.6%

Volume (Organic)	9.8%	5.0%	3.9%	(12.6)%	5.2%
Price/Mix	(0.6)%	1.1%	0.6%	2.9%	0.4%

FY19	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$3,923.6	$3,735.4	$864.4	$1,015.0	$9,538.4
Net sales from divested businesses [1]	(215.0)	(80.7)	(21.2)	(49.2)	(366.1)

Net sales from sold Trenton plant	—	—	—	(2.0)	(2.0)

Organic Net Sales	$3,708.6	$3,654.7	$843.2	$963.8	$9,170.3

[1]

A portion of our Net Sales from divested businesses relates to our private label peanut butter business, which we exited in Q3 FY20. This exit occurred in waves, and therefore produced net sales through the end of fiscal 2020.

[2]	Organic net sales growth excludes the impact of fiscal 2020’s 53rd week, which was calculated as one-sixth of our last month’s net sales (which included a total of six weeks).
[3]	Percentage points may include rounding to bridge the change in reported net sales to the change in organic net sales.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q4 FY20	Grocery & Snacks		Refrigerated & Frozen		International		Foodservice		Corporate Expense	Total Conagra Brands
Operating Profit	$300.4		$168.5		$27.1		$1.0		$(106.2)	$390.8
Restructuring plans	9.2		3.5		0.2		—		9.5	22.4
Acquisitions and divestitures	—		—		—		—		1.7	1.7
Intangible impairment charges	42.9		95.0		8.3		—		—	146.2
Legal matters	—		—		—		—		5.0	5.0
Corporate hedging derivative losses (gains)	—		—		—		—		(3.7)	(3.7)

Adjusted Operating Profit	$352.5		$267.0		$35.6		$1.0		$(93.7)	$562.4

Operating Profit Margin	20.4%		12.4%		10.2%		0.5%			11.9%
Adjusted Operating Profit Margin	23.9%		19.7%		13.4%		0.5%			17.1%
Year-over-year % change - Operating Profit	115.4%		(17.2)%		168.5%		(97.1)%		40.8%	24.8%
Year-over year % change - Adjusted Operating Profit	91.2%		45.7%		47.2%		(97.1)%		12.6%	63.5%
Year-over-year bps change - Adjusted Operating Profit	589	bps	30	2bps	26	0bps	(1,277	)bps		39	4bps

Q4 FY19	Grocery & Snacks		Refrigerated & Frozen		International		Foodservice		Corporate Expense	Total Conagra Brands
Operating Profit	$139.4		$203.7		$10.1		$35.5		$(75.4)	$313.3
Restructuring plans	0.9		0.7		1.0		—		28.3	30.9
Intangible impairment charges	76.5		—		13.1		—		—	89.6
Acquisitions and divestitures	—		0.7		—		—		1.6	2.3
Inventory fair value mark-up rollout	0.5		1.2		—		—		—	1.7
Legal matters	—		—		—		—		(39.1)	(39.1)
Gain on divestiture of businesses	(33.1)		(23.1)		—		—		—	(56.2)
Fair value adjustment of cash settleable equity awards issued in connection with Pinnacle acquisition	—		—		—		—		3.5	3.5
Corporate hedging derivative losses (gains)	—		—		—		—		(2.0)	(2.0)

Adjusted Operating Profit	$184.2		$183.2		$24.2		$35.5		$(83.1)	$344.0

Operating Profit Margin	13.6%		18.5%		4.5%		13.3%			12.0%
Adjusted Operating Profit Margin	18.0%		16.7%		10.8%		13.3%			13.2%

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

FY20	Grocery & Snacks		Refrigerated & Frozen		International		Foodservice		Corporate Expense	Total Conagra Brands
Operating Profit	$915.2		$702.2		$100.6		$97.6		$(368.5)	$1,447.1
Restructuring plans	58.4		15.8		1.6		—		63.1	138.9
Acquisitions and divestitures	3.0		—		—		—		2.3	5.3
Impairment of businesses held for sale	31.4		27.6		—		—		—	59.0
Intangible impairment charges	46.4		110.8		8.3		—		—	165.5
Loss on divestiture of businesses	1.5		0.2		—		—		—	1.7
Contract settlement gain	(11.9)		—		—		—		—	(11.9)
Legal matters	—		—		—		—		3.5	3.5
Environmental matters	—		—		—		—		6.6	6.6
Corporate hedging derivative losses (gains)	—		—		—		—		5.5	5.5

Adjusted Operating Profit	$1,044.0		$856.6		$110.5		$97.6		$(287.5)	$1,821.2

Operating Profit Margin	19.8%		15.4%		10.9%		10.3%			13.1%
Adjusted Operating Profit Margin	22.6%		18.8%		11.9%		10.3%			16.5%
Year-over-year % change - Operating Profit	20.0%		8.9%		0.8%		(27.3)%		(20.3)%	22.7%
Year-over year % change - Adjusted Operating Profit	23.8%		32.3%		2.0%		(27.3)%		8.8%	23.9%
Year-over-year bps change - Adjusted Operating Profit	111	bps	145	bps	(59	)bps	(298	)bps		107	bps

FY19	Grocery & Snacks		Refrigerated & Frozen		International		Foodservice		Corporate Expense	Total Conagra Brands
Operating Profit	$762.6		$645.1		$99.8		$134.3		$(462.2)	$1,179.6
Restructuring plans	6.1		2.9		4.9		—		167.5	181.4
Intangible impairment charges	76.5		—		13.1		—		—	89.6
Gain on divestiture of businesses	(33.1)		(23.1)		(13.2)		—		—	(69.4)
Acquisitions and divestitures	1.0		0.7		2.9		—		101.6	106.2
Integration costs	—		—		—		—		8.9	8.9
Inventory fair value mark-up rollout	30.2		21.9		0.9		—		—	53.0
Novation of a legacy guarantee	—		—		—		—		(27.3)	(27.3)
Legal matters	—		—		—		—		(39.1)	(39.1)
Fair value adjustment of cash settleable equity awards issued in connection with Pinnacle acquisition	—		—		—		—		(15.1)	(15.1)
Corporate hedging derivative losses (gains)	—		—		—		—		1.8	1.8

Adjusted Operating Profit	$843.3		$647.5		$108.4		$134.3		$(263.9)	$1,469.6

Operating Profit Margin	19.4%		17.3%		11.5%		13.2%			12.4%
Adjusted Operating Profit Margin	21.5%		17.3%		12.5%		13.2%			15.4%

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q4 FY20	Gross profit		Selling, general and administrative expenses		Operating profit [1]		Income before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$922.8		$532.0		$390.8		$238.2	$59.8	22.9%	$201.4	$0.41

% of Net Sales	28.1%		16.2%		11.9%

Restructuring plans	10.2		12.2		22.4		22.4	5.6		16.8	0.03
Acquisitions and divestitures	—		1.7		1.7		1.7	0.4		1.3	—
Corporate hedging derivative losses (gains)	(3.7)		—		(3.7)		(3.7)	(0.9)		(2.8)	(0.01)
Advertising and promotion expenses [2]	—		59.2		—		—	—		—	—
Pension valuation adjustment	—		—		—		44.8	11.2		33.6	0.07
Adjustment to gain on Ardent JV asset sale	—		—		—		—	—		0.1	—
Intangible impairment charges	—		146.2		146.2		146.2	34.0		112.2	0.23
Legal matters	—		5.0		5.0		5.0	1.3		3.7	0.01
Unusual tax items	—		—		—		—	(1.3)		1.3	—
Rounding	—		—		—		—	—		—	0.01

Adjusted	$929.3		$307.7		$562.4		$454.6	$110.1	23.0%	$367.6	$0.75

% of Net Sales	28.3%		9.4%		17.1%

Year-over-year % of net sales change - reported	97	bps	107	bps	(10	)bps
Year-over-year % of net sales change -adjusted	113	bps	(178	)bps	394	bps

Year-over-year change - reported	30.3%		34.8%		24.8%		26.8%	(16.7)%		59.2%	57.7%

Year-over-year change - adjusted	31.1%		5.7%		63.5%		103.9%	93.6%		110.6%	108.3%

Q4 FY19	Gross profit	Selling, general and administrative expenses	Operating profit [1]	Income before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$708.0	$394.7	$313.3	$187.8	$71.8	36.5%	$126.5	$0.26

% of Net Sales	27.1%	15.1%	12.0%

Restructuring plans	1.3	29.6	30.9	30.9	7.7		23.2	0.05
Acquisitions and divestitures	—	2.3	2.3	2.3	0.4		1.9	—
Intangible impairment charges [3]	—	89.6	89.6	89.6	20.8		66.9	0.14
Corporate hedging derivative losses (gains)	(2.0)	—	(2.0)	(2.0)	(0.5)		(1.5)	—
Advertising and promotion expenses [2]	—	73.9	—	—	—		—	—
Inventory fair value mark-up rollout	1.7	—	1.7	1.7	0.4		1.3	—
Legal matters	—	(39.1)	(39.1)	(39.1)	(10.0)		(29.1)	(0.06)
Fair value adjustment of cash settleable equity awards issued in connection with Pinnacle acquisition	—	3.5	3.5	3.5	(1.8)		5.3	0.01
Gain on divestiture of businesses	—	(56.2)	(56.2)	(56.2)	(30.7)		(25.5)	(0.05)
Pension valuation adjustment	—	—	—	4.3	1.1		3.2	0.01
Capital loss valuation allowance adjustment	—	—	—	—	8.1		(8.1)	(0.02)
Unusual tax items	—	—	—	—	(10.5)		10.5	0.02

Adjusted	$709.0	$291.1	$344.0	$222.8	$56.8	24.5%	$174.6	$0.36

% of Net Sales	27.1%	11.1%	13.2%

[1]

Operating profit is derived from taking Income from continuing operations before income taxes and equity method investment earnings, adding back Interest expense, net and removing Pension and postretirement non-service expense (income).

[2]

Advertising and promotion expense (A&P) has been removed from adjusted selling, general and administrative expense because this metric is used in reporting to management, and management believes this adjusted measure provides useful supplemental information to assess the Company’s operating performance. Please note that A&P is not removed from adjusted profit measures.

[3]

Includes charges related to consolidated joint ventures. These charges are recorded at 100% for all line items before Net income attributable to Conagra Brands, Inc. Net income attributable to Conagra Brands, Inc. excludes Net income (loss) attributable to noncontrolling interests.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

FY20	Gross profit		Selling, general and administrative expenses		Operating profit [1]		Income before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$3,069.6		$1,622.5		$1,447.1		$969.9	$201.3	19.3%	$840.1	$1.72

% of Net Sales	27.8%		14.7%		13.1%

Restructuring plans	33.2		105.7		138.9		139.5	32.7		106.8	0.22
Acquisitions and divestitures	—		5.3		5.3		5.3	1.4		3.9	0.01
Corporate hedging derivative losses (gains)	5.5		—		5.5		5.5	1.4		4.1	0.01
Advertising and promotion expenses [2]	—		230.7		—		—	—		—	—
Pension settlement and valuation adjustment	—		—		—		42.9	10.8		32.1	0.07
Gain on Ardent JV asset sale	—		—		—		—	(1.0)		(3.1)	(0.01)
Impairment of businesses held for sale	—		59.0		59.0		59.0	4.0		55.0	0.11
Contract settlement gain	—		(11.9)		(11.9)		(11.9)	(3.0)		(8.9)	(0.02)
Intangible impairment charges	—		165.5		165.5		165.5	38.5		127.0	0.26
Legal matters	—		3.5		3.5		3.5	0.9		2.6	0.01
Environmental matters	—		6.6		6.6		6.6	1.6		5.0	0.01
Loss on divestiture of businesses	—		1.7		1.7		1.7	(0.2)		1.9	—
Unusual tax items	—		—		—		—	51.2		(51.2)	(0.10)
Rounding	—		—		—		—	—		—	(0.01)

Adjusted	$3,108.3		$1,056.4		$1,821.2		$1,387.5	$339.6	23.2%	$1,115.3	$2.28

% of Net Sales	28.1%		9.6%		16.5%

Year-over-year % of net sales change - reported	(5	)bps	(77	)bps	73	bps
Year-over-year % of net sales change - adjusted	(39	)bps	(88	)bps	107	bps

Year-over-year change - reported	15.7%		10.1%		22.7%		17.8%	(8.0)%		23.8%	12.4%

Year-over-year change - adjusted	14.3%		6.1%		23.9%		22.9%	15.7%		24.7%	13.4%

FY19	Gross profit	Selling, general and administrative expenses	Operating profit [1]	Income from continuing operations before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income from continuing operations attributable to Conagra Brands, Inc common stockholders
Reported	$2,653.0	$1,473.4	$1,179.6	$823.3	$218.8	24.3%	$678.3	$1.53

% of Net Sales	27.8%	15.4%	12.4%

Restructuring plans	11.1	170.3	181.4	180.8	41.9		138.9	0.31
Acquisitions and divestitures	—	106.2	106.2	118.1	23.3		94.8	0.21
Integration costs	—	8.9	8.9	8.9	2.3		6.6	0.01
Corporate hedging derivative losses (gains)	1.8	—	1.8	1.8	0.4		1.4	—
Advertising and promotion expenses [2]	—	253.4	—	—	—		—	—
Legal matters	—	(39.1)	(39.1)	(39.1)	(10.0)		(29.1)	(0.07)
Inventory fair value mark-up rollout	53.0	—	53.0	53.0	13.5		39.5	0.09
Novation of a legacy guarantee	—	(27.3)	(27.3)	(27.3)	—		(27.3)	(0.06)
Fair value adjustment of cash settleable equity awards issued in connection with Pinnacle acquisition	—	(15.1)	(15.1)	(15.1)	(2.9)		(12.2)	(0.03)
Gain on divestiture of businesses	—	(69.4)	(69.4)	(69.4)	(34.3)		(35.1)	(0.08)
Intangible impairment charges [3]	—	89.6	89.6	89.6	20.8		66.9	0.15
Pension valuation adjustment	—	—	—	4.3	1.1		3.2	0.01
Gain on Ardent JV asset sale	—	—	—	—	(3.5)		(11.6)	(0.03)
Capital loss valuation allowance adjustment	—	—	—	—	32.4		(32.4)	(0.07)
Unusual tax items	—	—	—	—	(10.4)		10.4	0.02
Loss from discontinued operations, net of noncontrolling interests	—	—	—	—	—		1.9	—
Rounding	—	—	—	—	—		—	0.02

Adjusted	$2,718.9	$995.9	$1,469.6	$1,128.9	$293.4	24.7%	$894.2	$2.01

% of Net Sales	28.5%	10.4%	15.4%

[1]

Operating profit is derived from taking Income from continuing operations before income taxes and equity method investment earnings, adding back Interest expense, net and removing Pension and postretirement non-service expense (income).

[2]

Advertising and promotion expense (A&P) has been removed from adjusted selling, general and administrative expense because this metric is used in reporting to management, and management believes this adjusted measure provides useful supplemental information to assess the Company’s operating performance. Please note that A&P is not removed from adjusted profit measures.

[3]

Includes charges related to consolidated joint ventures. These charges are recorded at 100% for all line items before Net income attributable to Conagra Brands, Inc. Net income attributable to Conagra Brands, Inc. excludes Net income (loss) attributable to noncontrolling interests.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

	Q4 FY20	Q4 FY19	% Change
Net income attributable to Conagra Brands, Inc.	$201.4	$126.5	59.2%
Add Back: Income tax expense	59.8	71.8
Income tax expense attributable to noncontrolling interests	(0.6)	0.8
Interest expense, net	125.3	130.9
Depreciation	81.5	85.3
Amortization	14.9	15.1

Earnings before interest, taxes, depreciation, and amortization	$482.3	$430.4	12.1%
Restructuring plans [1]	13.6	27.0
Acquisitions and divestitures	1.7	2.3
Corporate hedging derivative losses (gains)	(3.7)	(2.0)
Pension valuation adjustment	44.8	4.3
Intangible impairment charges [2]	146.2	86.5
Inventory fair value mark-up rollout	—	1.7
Gain on divestiture of businesses	—	(56.2)
Legal matters	5.0	(39.1)
Fair value adjustment of cash settleable equity awards issued in connection with Pinnacle acquisition	—	3.5
Adjustment to gain on Ardent JV asset sale	0.1	—

Adjusted Earnings before interest, taxes, depreciation, and amortization	$690.0	$458.4	50.5%

[1]	Excludes comparability items related to depreciation.
[2]	Excludes comparability items attributable to noncontrolling interests.

	FY20	FY19	% Change
Net income attributable to Conagra Brands, Inc.	$840.1	$678.3	23.8%
Less: Loss from discontinued operations, net of tax	—	(1.9)
Add Back: Income tax expense	201.3	218.8
Income tax expense attributable to noncontrolling interests	(0.9)	(0.1)
Interest expense, net	487.1	391.4
Depreciation	329.1	283.9
Amortization	59.8	49.1

Earnings before interest, taxes, depreciation, and amortization	$1,916.5	$1,623.3	18.1%
Restructuring plans [1]	106.5	171.2
Acquisitions and divestitures [2]	5.3	106.2
Integration costs	—	8.9
Corporate hedging derivative losses (gains)	5.5	1.8
Pension settlement and valuation adjustment	42.9	4.3
Impairment of businesses held for sale	59.0	—
Inventory fair value mark-up rollout	—	53.0
Loss (gain) on divestiture of businesses	1.7	(69.4)
Novation of a legacy guarantee	—	(27.3)
Fair value adjustment of cash settleable equity awards issued in connection with Pinnacle acquisition	—	(15.1)
Legal matters	3.5	(39.1)
Environmental matters	6.6	—
Contract settlement gain	(11.9)	—
Intangible impairment charges [3]	165.5	86.5
Gain on Ardent JV asset sale	(4.1)	(15.1)

Adjusted Earnings before interest, taxes, depreciation, and amortization	$2,297.0	$1,889.2	21.6%

[1]	Excludes comparability items related to depreciation.
[2]	Excludes comparability items related to interest expense.
[3]	Excludes comparability items attributable to noncontrolling interests.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

	Q2 FY19	Q3 FY19	Q4 FY19	Q1 FY20	Q2 FY20	Q3 FY20	Q4 FY20
Notes payable	$0.9	$—	$1.0	$56.0	$0.5	$0.8	$1.1
Current installments of long-term debt	17.2	19.9	20.6	150.1	1,173.8	923.8	845.5
Senior long-term debt, excluding current installments	11,349.5	10,911.8	10,459.8	10,127.5	9,100.0	8,897.8	8,900.8
Subordinated debt	195.9	195.9	195.9	195.9	195.9	195.9	—

Total Debt	$11,563.5	$11,127.6	$10,677.3	$10,529.5	$10,470.2	$10,018.3	$9,747.4
Less: Cash	442.3	282.2	236.6	64.7	192.0	99.0	553.3

Net Debt	$11,121.2	$10,845.4	$10,440.7	$10,464.8	$10,278.2	$9,919.3	$9,194.1

FY20
Net Debt	$9,194.1

Net income attributable to Conagra Brands, Inc.	$840.1
Add Back: Income tax expense	201.3
Income tax expense attributable to noncontrolling interests	(0.9)
Interest expense, net	487.1
Depreciation	329.1
Amortization	59.8

Earnings before interest, taxes, depreciation, and amortization (EBITDA)	$1,916.5
Restructuring plans [1]	106.5
Acquisitions and divestitures	5.3
Corporate hedging derivative losses	5.5
Pension settlement and valuation adjustment	42.9
Impairment of businesses held for sale	59.0
Loss on divestiture of businesses	1.7
Legal matters	3.5
Environmental matters	6.6
Contract settlement gain	(11.9)
Intangible impairment charges	165.5
Gain on Ardent JV asset sale	(4.1)

Adjusted EBITDA	$2,297.0

Net Debt to Adjusted EBITDA	4.0

[1]	Excludes comparability items related to depreciation.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

	FY20	FY19	% Change
Interest expense, net	$487.1	$391.4	24.5%
Acquisitions and divestitures	—	(11.9)

Adjusted interest expense, net	$487.1	$379.5	28.4%

	Q4 FY20	Q4 FY19	% Change
Equity method investment earnings	$22.9	$9.2	148.8%
Adjustment to gain on Ardent JV asset sale	0.1	—

Adjusted equity method investment earnings	$23.0	$9.2	150.6%

	FY20	FY19	% Change
Equity method investment earnings	$73.2	$75.8	(3.4)%
Gain on Ardent JV asset sale	(4.1)	(15.1)

Adjusted equity method investment earnings	$69.1	$60.7	14.0%

	Q4 FY20	Q4 FY19	% Change
Pension and postretirement non-service expense (income)	$27.3	$(5.4)	N/A
Pension valuation adjustment	(44.8)	(4.3)

Adjusted pension and postretirement non-service income	$(17.5)	$(9.7)	79.3%

	FY20	FY19	% Change
Pension and postretirement non-service income	$(9.9)	$(35.1)	(71.9)%
Restructuring plans	(0.6)	0.6
Pension settlement and valuation adjustment	(42.9)	(4.3)

Adjusted pension and postretirement non-service income	$(53.4)	$(38.8)	37.3%

	May 31, 2020	May 26, 2019
Net cash flows from operating activities - continuing operations	$1,842.6	$1,114.3
Additions to property, plant and equipment	(369.5)	(353.1)

Free cash flow	$1,473.1	$761.2